Exhibit 11(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in the offering statement pursuant to Regulation A of MCI Income Fund VII, LLC and to the use of our report dated April 18, 2024 on the financial statements of MCI Income Funds VII, LLC as of December 31, 2023.

October 2, 2024